Pricing Supplement dated April 28, 2009
           to the Product Prospectus Supplement dated January 7, 2008, the Prospectus Supplement dated February 28, 2007 and
                      the Prospectus dated January 5, 2007

  [RBC LOGO]               $6,605,000

                           Royal Bank of Canada
                           Principal Protected Currency Linked Notes
                           Linked to the Bullish Performance of a Basket of Developing Nations' Currencies "BRIC" vs. the U.S. Dollar
                           Due April 30, 2012



     Royal Bank of Canada is offering the principal protected notes whose return is linked to the performance of the Reference Assets described below, which may be described in greater detail in the reference asset supplement attached to the product prospectus supplement as Annex A (the "reference asset supplement"). The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated January 7, 2008 describe terms that will apply generally to the principal protected notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                 Royal Bank of Canada ("Royal Bank").

Issue:                  Senior Global Medium-Term Notes, Series C

Underwriter:            RBC Capital Markets Corporation

Interest rate           We will not pay you interest during the term of the
(coupon):               notes.

Principal Protection:   100%

Reference Assets:       The payment at maturity on the Notes are linked to the
                        value of a weighted basket (the "Basket") consisting of four currencies (each a "Basket Currency", and together, the "Basket Currencies"). Such weightings will be achieved by providing a Component Weight for each Basket
                        Currency.


                        Basket Currency                          Component Weight            Initial Reference Rate
                        ---------------                          ----------------            ----------------------
                        Brazilian real/BRL                              25%                           2.2037

                        Russian ruble/RUB                               25%                          33.5496

                        Indian rupee/INR                                25%                          50.44

                        Chinese renminbi (Yuan)/CNY                     25%                           6.8274

Incorporated risk       The notes are subject to the risks set forth under the
factors:                heading "General Risks" in the product prospectus
                        supplement. In addition to those General Risks, the notes are also subject to the risks described in the product prospectus supplement on PS-9 in the section entitled "Risks Specific To Notes Linked To The
                        Performance Of A Currency, A Currency Index Or A Basket
                        Of Currencies Or Currency Indices."

Initial Valuation       April 28, 2009
Date:

Issue Date:             April 30, 2009

Maturity Date:          April 30, 2012

Term:                   The term of your notes is approximately three (3) years.

Payment at Maturity:    At maturity, the investor will receive the principal
                        amount invested (the "Principal Amount") plus an amount equal to the greater of:
                          1.  Zero (0%); and
                          2. The Principal Amount multiplied by the Basket Performance multiplied by the Participation Rate.

Participation Rate:     150%

Basket Performance:     The Basket Performance is equal to the weighted return
                        of the Basket Currencies. The Basket Change is calculated using the following formula:

       BRL(I) - BRL(F)           RUB(I) - RUB(F)           INR(I) - INR(F)           CNY(I) - CNY(F)
25% x (---------------) + 25% x (---------------) + 25% x (---------------) + 25% x (---------------)
            BRL(F)                    RUB(F)                    INR(F)                    CNY(F)

                        Where, BRL(I), RUB(I), INR(I) and CNY(I) are the Initial Rates for BRL, RUB, INR and CNY, respectively; BRL(F), RUB(F), INR(F) and CNY(F) are the Final Rates for BRL, RUB, INR and CNY, respectively.

Special features of     The notes are principal protected currency linked notes
the notes:              offering enhanced participation in the performance of
                        the Reference Assets at maturity. If the performance on the Reference Assets is zero or negative, the return on the notes will be limited to the principal amount. See the section "Certain Features of the Notes" beginning on Page PS-25 in the product prospectus supplement.

U.S. tax treatment      We intend to treat the notes as subject to the special
                        rules applicable to contingent payment debt obligations for U.S. federal income tax purposes. In accordance with these rules, you will be required to accrue interest income in accordance with the comparable yield and projected payment schedule for your notes. You should call RBC Capital Markets toll free at (866) 609-6009 to obtain this information. For a detailed discussion of the tax consequences of owning and disposing of your notes, please see the discussion under "Supplemental
                        Discussion of Federal Income Taxes" in the accompanying product supplement, "Certain Income Tax Consequences" in the accompanying prospectus supplement, and "Tax
                        Consequences" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Minimum                 $1,000 (except for certain non-U.S. investors for whom
Investment:             the minimum investment will be higher)

Denomination:           $1,000 (except for certain non-U.S. investors for whom
                        the denomination will be higher)

Final Valuation         April 26, 2012, subject to extension for market and
Date:                   other disruptions.

Determination of        The Reference Rate for the Reference Asset will be
Final Reference         determined by reference to the exchange rates for spot
Rates:                  settlement for the Reference Asset, as defined in the
                        reference asset supplement to the product prospectus supplement in the section "Currency Exchange Rates" on page R-28. In certain circumstances, the Final Reference
                        Rate for the Reference Assets will be based on an alternate calculation for each Currency as described under "Unavailability of the Reference Price on a Valuation Date -- Reference Asset Consisting of
                        Individual Foreign Currencies" in the product prospectus supplement.

Clearance and           DTC global (including through its indirect participants
Settlement:             Euroclear and Clearstream, Luxembourg as described under
                        "Description of Debt Securities -- Ownership and
                        Book-Entry Issuance" in the accompanying prospectus).

Currency:               U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

CUSIP:                  78008GL83

Calculation agent:      The Bank of New York.

Terms Incorporated      All of the terms appearing above the item captioned
In the Master Note:     "Listing" on the cover page of this pricing supplement
                        and the terms appearing under the caption "Additional
                        Terms of the Principal Protected Notes" in the product prospectus supplement with respect to principal protected notes dated January 7, 2008.

Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1 of the product supplement to read about investment risks relating to the principal protected notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public ......................................................................     100%             $6,605,000
Underwriting discounts and commission.................................................     2.75%            $181,637.50
Proceeds to Royal Bank................................................................     97.25%           $6,423,362.50


RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $27.50 per $1,000 principal amount note and used a portion of that commission to allow selling concessions to other dealers of $27.50 per $1,000 principal amount note. The price of the notes also includes a profit of $32.08 earned by Royal Bank of Canada in hedging its exposure under the notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada, was $59.58 per $1,000 principal amount note.

We may use this pricing supplement in the initial sale of principal protected notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in principal protected notes after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.






                         ADDITIONAL TERMS OF YOUR NOTES



You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated January 7, 2008:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465908000021/
     f1383424b3.txt


Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.






                              HYPOTHETICAL RETURNS

                 Sample Calculations of the Payment at Maturity

The examples set forth below are included for illustration purposes only. The Reference Prices of the Basket Currencies used to illustrate the calculation of Basket Performance are neither estimates nor forecasts of the References Prices of the Basket Currencies on the initial valuation date or the final valuation date on which the calculation of the Basket Performance, and in turn the payment at maturity, will depend. All examples assume that a holder has purchased Notes with an aggregate principal amount of $1,000 with a participation rate of 150% and that no extraordinary event has occurred.



Example 1-     Calculation of the payment at maturity where the Basket
               Performance is greater than or equal to 0%.
               Basket Performance:      45%
               Payment at Maturity      $1,000 + ($1,000 x 45% x 150%) = $1,000
                                        + $675.00 = $1,675.00
               On a $1,000 investment, a 45% Basket Performance results in a payment at maturity of $1,675.00, a 67.50% return on the Notes.




Example 2 -    Calculation of the payment at maturity where the Basket
               Performance is less than 0%.
               Basket Performance:      -25%
               Payment at Maturity      $1,000 + ($1,000 x -25%) = $1,000 + $0 =
                                        $1,000; the Payment at Maturity cannot
                                        be less than zero; therefore, the
                                        Payment at Maturity will be limited to
                                        the Principal Amount.
               On a $1,000 investment, a -25% Basket Performance results in a payment at maturity of $1,000, a 0% return on the Notes.

                             Historical Information

The graph below sets forth the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing rates of the Reference Asset. The information provided in this table is for the four calendar quarters of 2005, 2006, 2007 and 2008, the first quarter of 2009, as well as the period from April 1, 2009 to April 27, 2009.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the market rates of the Reference Asset on the final valuation date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

                           BRAZILLIAN REAL SPOT (BRL)
                                (Mar-99 - Mar-08)
                                 [CHART OMITTED]



    Period-           Period-End           High Intra-Day              Low Intra-Day            Period-End Closing
  Start Date             Date               Price of the                Price of the          Price of the Reference
                                         Reference Asset in          Reference Asset in              Asset in
                                                ($)                         ($)                        ($)
  ----------             ----                   ---                         ---                        ---
    1/1/2005           3/31/2005               2.7854                      2.5525                     2.679
    4/1/2005           6/30/2005               2.68                        2.3323                     2.3325
    7/1/2005           9/30/2005               2.5117                      2.2085                     2.2275
   10/1/2005          12/30/2005               2.4                         2.154                      2.3355

    1/1/2006           3/31/2006               2.354                       2.098                      2.164
    4/1/2006           6/30/2006               2.4035                      2.051                      2.165
    7/1/2006           9/29/2006               2.2359                      2.122                      2.169
   9/30/2006          12/29/2006               2.197                       2.1267                     2.1364

    1/1/2007           3/30/2007               2.164                       2.0312                     2.0594
   3/31/2007           6/29/2007               2.0562                      1.8957                     1.929
   6/30/2007           9/28/2007               2.1387                      1.8287                     1.8336
   9/29/2007          12/31/2007               1.87                        1.7269                     1.78

    1/1/2008           3/31/2008               1.8392                      1.6592                     1.7519
    4/1/2008           6/30/2008               1.757                       1.5878                     1.6037
    7/1/2008           9/30/2008               2.0014                      1.5545                     1.9046
   10/1/2008          12/31/2008               2.6202                      1.896                      2.3145

    1/1/2009           3/31/2009               2.4501                      2.1591                     2.3228
    4/1/2009           4/27/2009               2.3163                      2.1632                     2.2236


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                            RUSSIAN RUBLE SPOT (RUB)
                                (Mar-99 - Mar-08)
                                 [CHART OMITTED]



    Period-           Period-End           High Intra-Day             Low Intra-Day             Period-End Closing
  Start Date             Date               Price of the               Price of the           Price of the Reference
                                         Reference Asset in         Reference Asset in               Asset in
                                                ($)                        ($)                         ($)
  ----------             ----                   ---                        ---                         ---
    1/1/2005           3/31/2005               28.315                     27.4395                     27.8621
    4/1/2005           6/30/2005               28.695                     27.686                      28.63
    7/1/2005           9/30/2005               28.85                      28.1325                     28.4977
   10/1/2005          12/30/2005               29.005                     28.405                      28.7414

    1/1/2006           3/31/2006               28.742                     27.6376                     27.7049
    4/1/2006           6/30/2006               27.7816                    26.6887                     26.8455
    7/1/2006           9/29/2006               27.0935                    26.6347                     26.7958
   9/30/2006          12/29/2006               27.0067                    26.1475                     26.3255

    1/1/2007           3/30/2007               26.935                     25.9475                     25.986
   3/31/2007           6/29/2007               26.0856                    25.6645                     25.7449
   6/30/2007           9/28/2007               25.9087                    24.8462                     24.8588
   9/29/2007          12/31/2007               25.0733                    24.2322                     24.6006

    1/1/2008           3/31/2008               24.9214                    23.3803                     23.4929
    4/1/2008           6/30/2008               23.9283                    23.2962                     23.4446
    7/1/2008           9/30/2008               25.8573                    23.0584                     25.6439
   10/1/2008          12/31/2008               29.9423                    25.5685                     29.4027

    1/1/2009           3/31/2009               36.5584                    29.1200                     33.9540
    4/1/2009           4/27/2009               34.2374                    33.1340                     33.4705


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                             INDIAN RUPEE SPOT (INR)
                                (Mar-99 - Mar-08)
                                 [CHART OMITTED]



    Period-           Period-End           High Intra-Day             Low Intra-Day             Period-End Closing
  Start Date             Date               Price of the               Price of the           Price of the Reference
                                         Reference Asset in         Reference Asset in               Asset in
                                                ($)                        ($)                         ($)
  ----------             ----                   ---                        ---                         ---
    1/1/2005           3/31/2005               44.085                     43.305                      43.745
    4/1/2005           6/30/2005               43.845                     43.2625                     43.485
    7/1/2005           9/30/2005               44.15                      43.13                       44.015
   10/1/2005          12/30/2005               46.39                      44.0575                     45.05

    1/1/2006           3/31/2006               45.135                     44.02                       44.6225
    4/1/2006           6/30/2006               46.56                      44.55                       46.04
    7/1/2006           9/29/2006               47.045                     45.5275                     45.8675
   9/30/2006          12/29/2006               45.92                      44.165                      44.27

    1/1/2007           3/30/2007               44.704                     43.0175                     43.475
   3/31/2007           6/29/2007               43.5                       40.2712                     40.7225
   6/30/2007           9/28/2007               41.7225                    39.61                       39.845
   9/29/2007          12/31/2007               39.97                      39.1737                     39.4125

    1/1/2008           3/31/2008               40.845                     39.2057                     40.1175
    4/1/2008           6/30/2008               43.21                      39.765                      43.04
    7/1/2008           9/30/2008               47.115                     41.8175                     46.955
   10/1/2008          12/31/2008               50.605                     46.6075                     48.8025

    1/1/2009           3/31/2009               52.1800                    48.1612                     50.7300
    4/1/2009           4/27/2009               50.7250                    49.3250                     50.2625


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                            CHINA RENMINBI SPOT (CNY)
                                (Mar-99 - Mar-08)
                                 [CHART OMITTED]



    Period-           Period-End           High Intra-Day             Low Intra-Day             Period-End Closing
  Start Date             Date               Price of the               Price of the           Price of the Reference
                                         Reference Asset in         Reference Asset in               Asset in
                                                ($)                        ($)                         ($)
  ----------             ----                   ---                        ---                         ---
    1/1/2005           3/31/2005               8.2768                     8.2763                      8.2764
    4/1/2005           6/30/2005               8.2767                     8.2763                      8.2764
    7/1/2005           9/30/2005               8.2765                     8.087                       8.092
   10/1/2005          12/30/2005               8.093                      8.0701                      8.0702

    1/1/2006           3/31/2006               8.0704                     8.0171                      8.0172
    4/1/2006           6/30/2006               8.032                      7.9921                      7.9943
    7/1/2006           9/29/2006               8.0074                     7.8957                      7.904
   9/30/2006          12/29/2006               7.919                      7.798                       7.8045

    1/1/2007           3/30/2007               7.8171                     7.7255                      7.7315
   3/31/2007           6/29/2007               7.7376                     7.6118                      7.6151
   6/30/2007           9/28/2007               7.6099                     7.5026                      7.5105
   9/29/2007          12/31/2007               7.5286                     7.3019                      7.3036

    1/1/2008           3/31/2008               7.306                      7.0111                      7.012
    4/1/2008           6/30/2008               7.0231                     6.854                       6.8544
    7/1/2008           9/30/2008               6.8792                     6.8061                      6.846
   10/1/2008          12/31/2008               6.892                      6.8128                      6.8277

    1/1/2009           3/31/2009               6.8562                     6.8212                      6.8339
    4/1/2009           4/27/2009               6.8383                     6.8176                      6.8272


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                       Specific Investment Considerations

The notes are intended to be held to maturity. Your principal is only protected (to the extent specified on the front cover of this pricing supplement) if you hold the notes until maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold and may incur a substantial loss. There may be little or no secondary market for the notes. In addition, the price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

You may not realize a gain on the note. If the Basket Performance is zero or negative on the Final Valuation Date, the payment at maturity with respect to each note will be limited to the principal amount. This will be true, even where the Basket Performance was positive as of some date or dates prior to the Final Valuation Date, because the payment at maturity will be calculated solely on the basis of the Basket Performance (or otherwise determined by the calculation agent, in the case of a market disruption event) as of the Final Valuation Date. The notes are intended to be held to maturity.

The notes are unsecured. The notes are solely the unsecured obligations of Royal Bank. An investment in the notes does not constitute a deposit and neither the notes nor your investment in the notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency. The business and affairs of Royal Bank may affect the market value of your Notes.

The Values of the Basket Currencies and the U.S. Dollar are affected by many complex factors. The Basket Currency exchange rates are a result of the supply of and demand for each currency, and changes in foreign exchange rates may result from the interactions of many factors including economic, financial, social and political conditions in the United States, Brazil, Russia, India and China. These conditions include, for example, the overall growth and performance of the economies of the United States and the Basket Currencies; the trade and current account balances between the U.S. on the one hand and the Basket Currencies on the other; the financing and capital account balances between the U.S. on the one hand and the Basket Currencies on the other; market interventions by the Federal Reserve Board or the respective governmental and banking authorities responsible for setting foreign exchange policies in Brazil, Russia, India and China; inflation, interest rate levels, the performance of stock markets, and the stability of the governments and banking systems in the United States, Brazil, Russia, India and China; wars that any of the United States, Brazil, Russia, India and China are directly or indirectly involved in or wars that occur anywhere in the world; major natural disasters in the United States, Brazil, Russia, India and China; and other foreseeable and unforeseeable events.

Certain relevant information relating to Brazil, Russia, India and China may not be as well known or as rapidly or thoroughly reported in the United States as comparable United States developments. Prospective purchasers of the notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Currencies relative to the U.S. Dollar and must be prepared to make special efforts to obtain that information on a timely basis.

The liquidity, market value and maturity payment amount of the notes could be affected by the actions of the governments of the Basket Currencies. Exchange rates of the currencies of most economically developed nations and of many other nations, including Brazil, Russia and India, are "floating," meaning they are permitted to fluctuate in value relative to the U.S. Dollar. However, governments of many nations, from time to time, do not allow their currencies to float freely in response to economic forces. (The Chinese renminbi (yuan) exchange rate is not floating and will be described further below.) Governments, including the governments of Brazil, Russia and India, use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter its exchange rate or relative exchange characteristics by devaluing or revaluing the currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amounts payable could be affected by the actions of the governments of Brazil, Russia and India that could change or interfere with currency valuations that are currently determined primarily by the markets, by fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of the notes if exchange rates become fixed, if there is any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, if there is an issuance of a replacement currency, or if other developments affect any or all of the Basket Currencies, the U.S. Dollar, or any other currency.

There are specific risks related to the Chinese renminbi (yuan). The exchange rate of the Chinese renminbi (yuan) is currently managed by the Chinese government. On July 21, 2005, the People's Bank of China, with the authorization of the State Council of the People's Republic of China, announced that the renminbi (yuan) exchange rate would no longer be pegged to the U.S. Dollar and instead would be pegged to a basket of currencies (the "renminbi basket") and allowed to float within a narrow band around the value of the renminbi basket. According to public reports, the governor of the People's Bank of China has stated that the renminbi basket is composed mainly of the U.S. Dollar, the European Union Euro, the Japanese Yen, and the Korean Won. Also considered, but playing smaller roles, are the currencies of Singapore, the United Kingdom, Malaysia, Russia, Australia, Canada and Thailand. The weight of each currency within the renminbi basket has not been announced.

The initial adjustment of the Chinese renminbi (yuan) exchange rate was an approximate 2% revaluation from an exchange rate of 8.28 Yuan per U.S. Dollar to
8.11 Yuan per U.S. Dollar. The People's Bank of China has also announced that the daily trading rate of the U.S. Dollar against the renminbi (yuan) in the inter-bank foreign exchange market will continue to be allowed to float within a band of 0.3 percent around the central parity published by the People's Bank of China, while the trading rates of the non-U.S. Dollar currencies against the renminbi (yuan) will be allowed to move within a certain band announced by the People's Bank of China. The People's Bank of China will announce the closing rate of a foreign currency such as the U.S. Dollar traded against the renminbi
(yuan) in the inter-bank foreign exchange market after the closing of the market on each working day, and will make it the central parity for the trading against the renminbi (yuan) on the following working day. The People's Bank of China has stated that it will make adjustments of the renminbi (yuan) exchange rate band when necessary according to market developments as well as the economic and financial situation.

Despite the recent change in their exchange rate regime, the Chinese government continues to manage the valuation of the Chinese renminbi (yuan), and, as currently managed, its rate movements are unlikely to contribute significantly to either an increase or decrease in the value of the basket. However, further changes in the Chinese government's management of the renminbi (yuan) could result in a significant movement in the U.S. Dollar/Chinese renminbi (yuan) exchange rate. Assuming the values of all other basket currencies remain constant, a decrease in the value of the renminbi (yuan), whether because of a change in the government's management of the currency or for other reasons, would result in a decrease in the value of the basket.

Potential conflicts of interest. We and our affiliates expect to engage in trading activities related to the Reference Assets that may present a conflict between the holders' interest in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities could influence the rates of the Reference Assets and, therefore, the market value of the notes.

Insurance companies, employee benefit plans and non-U.S. holders. Any insurance company or fiduciary of a pension plan or other employee benefit plan or any non-U.S. holder of the notes should consult with its own advisors to determine whether an investment in the notes is suitable for you. Non-U.S. holders are subject to particular risks that are not described in the product supplement.


                        Supplemental Plan of Distribution

     We expect that delivery of the Notes will be made against payment for the Notes on or about April 30, 2009 which is the second business day following the Initial Valuation Date (this settlement cycle being referred to as "T+2"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                   $6,605,000


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

          Principal Protected Currency Linked Notes, due April 30, 2012

                                 April 28, 2009